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                                                                    EXHIBIT 23.4

The Board of Managers
Snap! LLC:

    We consent to the use of our report dated June 18, 1999, relating to the balance sheets of Snap! LLC as of December 31, 1997 and 1998, and the related statements of operations, members' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998, and our report dated June 18, 1999 on the related financial statement schedule, which reports are included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP


San Francisco, California
January 28, 2000